Exhibit 10.1
EXCLUSIVE DISTRIBUTORSHIP, MANUFACTURING
AND SUPPLY AGREEMENT

THIS EXCLUSIVE DISTRIBUTORSHIP, MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) is made and entered into as of October 29, 2007 (the “Effective Date”) by and between ARIZONA EMERGENCY PRODUCTS, INC., an Arizona corporation (“AEP”), RAPID RESPONSE VEHICLES, L.L.C., an Arizona limited liability company (“RRV”), RHINO OUTDOOR INTERNATIONAL, INC., a Nevada corporation (“ROI”), and RHINO OFF-ROAD INDUSTRIES, INC., a Nevada corporation (“RHINO”). All of the above persons are sometimes referred to herein as the “Parties” (as the context may require) or, individually (as the context may require), to a “Party.” All of the Parties’ respective addresses for their principal places of business for notice and other purposes are set forth next to their respective signatures on the signature page of this Agreement.

RECITALS.

1. WHEREAS, Michael Chamberlain owns and controls Arizona Emergency Products, Inc., an Arizona corporation (“AEP”), his Affiliate company;

2. WHEREAS, AEP engages in the business of designing, engineering, manufacturing, fabricating, assembling and/or installing various ‘after market’ accessories and devices on emergency and public safety vehicles used by various police, fire, sheriffs’, rescue, homeland security and other governmental ‘first responder’ emergency agencies and departments (the “First Responders”), including, without limitation, emergency equipment mounts, gun mounts, emergency lights, Global Positioning System [“GPS”] devices, sirens, etc. (the “Accessories”);

3. WHEREAS, AEP has developed substantial name recognition in the United States with various “First Responder” governmental departments and agencies generally, and in the law enforcement community specifically;

4. WHEREAS, AEP commands a substantial market share in the United States for the ‘after market’ post-manufacture design, engineering, manufacture, fabrication, assembly and/or installation of Accessories on such First Responder emergency vehicles;

5. WHEREAS, Michael Chamberlain recognized the market and need for such First Responders to have ‘rough terrain, rapid response emergency vehicles’ (“RT/RREVs”) to permit and allow such First Responders to have motorized vehicle access to otherwise unnavigable, remote and desolate geographical areas to perform their respective governmental services;

6. WHEREAS, Michael Chamberlain owns, controls and formed RAPID RESPONSE VEHICLES, L.L.C., an Arizona limited liability company (“RRV”), another of his Affiliate companies, as a new business entity for the purpose of designing, engineering, manufacturing, fabricating, assembling, developing, marketing and and/or distributing RT/RREVs to First Responders in North America;

7. WHEREAS, Rhino Outdoor International, Inc. (“ROI”) is a publicly traded company (Stock Symbol ‘RHOI’) that owns, operates and controls various outdoor activity based businesses;

8. WHEREAS, in June 2006 ROI completed acquisition of (and now owns, operates and/or controls as an Affiliate) Rhino Off-Road Industries, Inc. (“RHINO”), which engages in the business of designing, engineering, manufacturing, fabricating and assembling extreme terrain off-road vehicles for consumers, hobbyists and off-road enthusiasts and dealers;

9. WHEREAS, RHINO is the designer, inventor and manufacturer of the Rhino Off-Road ‘Rough Terrain Vehicle,’ an off-road vehicle that offers a high level of safety and rideability in a production performance rough terrain vehicle that essentially combines the features of an ‘ATV’ and a ‘Monster Truck’ for consumers, hobbyists and off-road enthusiasts;

10. WHEREAS, ROI’s and RHINO’s experienced management and design professionals are committed to providing affordable, innovative, and safe performance products and rough terrain vehicle with the highest quality customer service;

11. WHEREAS, during 2007 AEP, RHINO and their management and design professionals (including, among others, Michael Chamberlain, AEP’s President, and Howard Pearl, RHINO’s President) jointly financed, designed, invented, tested and developed a prototype RT/RREV (the “Prototype RT/RREV”) for use by First Responders by contributing their collective expertise in vehicle design, First Responder Vehicles and/or rough terrain vehicles;

12. WHEREAS, RRV and RHINO desire to enter into an exclusive distributorship, manufacture and supply agreement whereby RRV would promote, market, advertise, deal and distribute RT/RREVs exclusively to First Responders; and RHINO would manufacture, fabricate, assemble and sell RT/RREVs on an exclusive basis only to or for RRV – all upon and subject to all the terms, covenants and conditions set forth in this Agreement;

13. WHEREAS, RRV is entering into this Agreement for the purpose of assuring a prompt and regular source of the RT/RREVs, which RRV intends to enhance and improve with post-manufacture and aftermarket Accessories of the type also provided by AEP to First Responders; and

14. WHEREAS, RHINO acknowledges that during the term of this Agreement, RRV will be relying upon RHINO’s ability to manufacture and deliver the RT/RREVs in the time and manner provided for herein, so that RRV will have RT/RREVs in the quantities necessary to fill all orders which RRV may obtain from its customers.

NOW, THEREFORE, in consideration of the foregoing Recitals and the terms, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT.

1. DEFINITIONS. In addition to the terms defined elsewhere parenthetically in this Agreement, the following words and expressions shall have the meanings set forth below:

1.1. “Affiliate” or “Affiliates” shall mean any or all natural persons (including Michael Chamberlain, Howard Pearl and/or Walt Tatum) and/or other business entities of any kind or nature whatsoever controlled by, under common control with or controlling any Party to this Agreement.

1.2. “CARB” means both the California Department of Consumer Affairs Bureau of Automotive Repair and/or the California Research Bureau (as applicable).

1.3. “Confidential Information” means, except as otherwise provided herein, any and all of a Party’s and/or the Parties’ information, data, designs, concepts, ideas, processes, methods, techniques, specifications, formulas, compositions, know-how, trade secrets, and improvements of a confidential or proprietary nature, identified as such in writing before disclosure by any Party to any other Party, including any and all trade secrets (e.g., customers and customer lists) and trade secret rights arising under the common law, United States federal law and/or the laws of the State of Arizona. As used herein, “Confidential Information” shall not include information a Party can demonstrate through its records:

1.3 (a) was or became public knowledge through no fault of that Party;

1.3 (b) was known to the Party without restriction prior to the date of disclosure and such knowledge was not obtained from the other Party;

1.3 (c) was disclosed to the party without restriction by a third party who had a lawful right to disclose it; or

1.3 (d) was developed by the Party independently and without benefit of or access to the Confidential Information of the other Party.

1.4. “Contract Documents” means, collectively, this Agreement (with attached Exhibits), Purchase Orders (defined below) placed in accordance with this Agreement, and the Specifications (defined below).

1.5. “EPA” means the Environmental Protection Agency of United States government and any substantial equivalent of any country, state, county, municipality, city or other governing authority having jurisdiction over environmental quality or affairs within the Territory.

1.6. “Forecast” means a rolling, non-binding forecast, prepared monthly, of the quantities of the number of RT/RREVs that RRV expects to purchase during the next succeeding six (6) months, indicating expected purchases of RT/RREVs expressed in terms of RT/RREVs per month.

1.7. “Governmental Agency” means any First Responders and/or other agencies of any Sovereign, Federal, State or local government anywhere in the world, including any of the countries thereof.

1.8. “Intellectual Property Rights” means: (i) all patent rights and all right, title and interest in and to all letters patent and applications for letters patent, and all other government issued or granted indicia of invention ownership including any reissue, division, continuation or continuation-in-part applications; (ii) all copyrights and all other literary property and works of authorship and author rights, and all right, title and interest in and to all copyrights, and copyrighted interests; (iii) all trademarks, trade names, service marks and logos, and all rights, title and interest in and to all applications, certifications and registrations therefore; (iv) all mask work rights; (v) all licenses or license rights; and (vi) all rights, title and interest in and to all trade secrets and trade secret rights arising under the common law, United States federal law and/or the laws of the State of Nevada.

1.9. “Related Persons” or “Related Person” means any Affiliate, officer, director, shareholder, manager, member, partner, employee of any Party and/or such person’s spouse, heirs, successors and assigns.

1.10. “RT/RREV” or “RT/RREVs” means the ‘rough terrain, rapid response emergency vehicle(s)’ described in the Exhibit A “Specifications”

1.11. “Specifications” means the specifications set forth in Exhibit A hereto, which the Parties jointly developed together.

1.12. “Purchase Order” means the form of purchase order set forth in Exhibit B hereto, which is to be placed from time to time by RRV with RHINO pursuant to this Agreement.

1.13. “Term” means the period of time beginning on the Effective Date first written above and ending upon December 31, 2008; provided, however, that the Term shall be extended automatically for additional, successive, consecutive Terms of one (1) year beginning on January 1st and ending on December 31st of each additional, successive, consecutive year thereafter unless RHINO or RRV delivers written notice to the other at least sixty (60) but no more than one hundred and twenty (120) days prior to the end of the then existing Term of such Party’s desire to terminate the Agreement as of the end of the then-existing Term.

1.14. “Territory” means the United States of America and Canada, each and every one of the states of the United States of America and each and every one of the provinces of Canada, and each and every county, city, town, municipality or other component governmental entity (however designated, whether incorporated or unincorporated) within any of the above.

2. EXCLUSIVE DISTRIBUTORSHIP.

2.1. Exclusive Distributorship. RHINO hereby appoints RRV, on an exclusive basis, as its sole and exclusive distributor for the sale, lease and/or other transfer for consideration of any RT/RREV(s) to any Governmental Agency within the Territory during the Term of this Agreement (as the same may be extended from time to time). RHINO surrenders any right to sell RT/RREVs to any Governmental Agency within the Territory during the Term of this Agreement (as the same may be extended from time to time).

2.2. Non-Exclusive Distributorship. In addition to the Exclusive Distributorship Territory granted in the immediately preceding subsection, RRV shall have a non-exclusive right, together with others, to sell, lease, deal, distribute or otherwise transfer for consideration any RT/RREV(s) to any Governmental Agency outside of the Territory during the Term of this Agreement (as the same may be extended from time to time).

2.3. Expansion of Territory if Sales in Another Country. If RRV is the first person or entity to effect a sale, lease and/or other transfer for consideration of any RT/RREV(s) to any Governmental Agency outside of the Territory then the Territory that is the subject of the ‘Exclusive Distributorship’ granted in §2.1 shall automatically be deemed supplemented, amended, expanded and augmented to then include the geographical boundaries of the national, sovereign government wherein RRV first effected such a sale, lease and/or other transfer for consideration of any RT/RREV(s) to any such Governmental Agency (the “Expanded Territory”). The Expanded Territory shall remain part of the Territory that is the subject of the exclusive distributorship granted in §2.1; provided, however, that any renewal of the Term of this Agreement with respect to such Expanded Territory shall be subject to the following terms and conditions:

2.3 (a) This right to acquire an Expanded Territory cannot be exercised: (i) during the period commencing with the giving of any notice of default or request for adequate assurance of future performance to RRV and continuing until said default is cured or such adequate assurance of future performance is given by RRV, (ii) during the period of time following either RHINO’s or RRV’s termination of this Agreement, (iii) during the time RRV is in breach of this Agreement; (iv) in the event that RRV has been given 3 or more notices of default, whether or not the defaults are cured, during the 12 month period immediately preceding the exercise of the right of first refusal; or (v) following any Party’s giving of written notice to terminate this Agreement at the expiration of the then existing Term for the same; and

2.3 (b) For the right to continue such Expanded Territory RRV shall maintain sales or other distributions within such Expanded Territory not less then double (twice) the number of RT/RREVs sold or otherwise distributed within the immediately preceding Term.

Any sales, leases and/or other transfers for consideration of any RT/RREV(s) to any such Governmental Agency shall be credited to the quantity set forth in the Table in §2.5, below.

2.4. Non-Compete. Neither RHINO nor ROI shall manufacture, sell, lease or otherwise transfer or distribute any products similar to the RT/RREVs, whether under any brand or trade name registered by RHINO or any of its Affiliates or at all, to any Governmental Agency in the Territory during the Term of this Agreement; provided, however, that nothing in this Agreement shall prohibit RHINO, ROI or any of their dealers from selling, leasing or otherwise distributing any of the consumer models of their RTVs to any Governmental Agency if the same are one (1) or (2) seat RTVs. All Parties acknowledge and agree that one of the distinctive features of the RT/RREV is its four (4) seat capacity, and therefore neither RHINO nor ROI (nor any of their dealers) shall sell, lease or otherwise transfer or distribute to any Governmental Agency any four (4) seat RTV during the Term of this Agreement. If any Governmental Agency should desire to purchase, lease or otherwise acquire any four (4) seat RTV during the Term of this Agreement then RRV shall also have the exclusive right to sell, lease or otherwise transfer or distribute any such vehicles to any Governmental Agency in the Territory during the Term of this Agreement.

2.5. RRV’s Best Efforts. RRV shall use its best efforts to promote and sell the RT/RREVs to the maximum number of responsible customers in the Territory. RRV’s purchase of the quantity of RT/RREVs shown in the following table (if the initial and/or any later Term hereof is extended in the manner suggested thereby) during any applicable Term will be considered to satisfy RRV’s obligation to use RRV’s “best efforts” to promote the RT/RREVs; provided, however, that neither this sentence nor the following table may be construed as creating a minimum quantity term or creating a minimum standard for complying with RRV’s ‘best-efforts’ obligation.

Term	Quantity Deemed “Best Efforts”
Initial – through 12/31/2008	Ten (10)
1/1/2009 – 12/31/2009	Twenty (20)
1/1/2010 – 12/31/2010	Forty (40)
1/1/2011 – 12/31/2011	Eighty (80)
1/1/2012 – 12/31/2012	One Hundred and Sixty (160)

The provisions of this section are intended to create a ‘Safe Harbor’ to avoid disputes concerning whether or not RRV was or is using its ‘best efforts.’ Nothing in this section is intended to obligate RRV to actually purchase the quantity of vehicles set forth in the above table if market or other conditions prohibit it to sell such quantities of RT/RREVs notwithstanding its best efforts.

2.6. Relationship of the Parties.

2.6 (a) Nature of Relationship. The Parties are entering into this Agreement as independent contractors and no partnership, joint venture or other association shall be deemed created by this Agreement. No Party shall have the right or authority to:

(i) Assume or create any obligation or responsibility, express or implied, on behalf of any other Party; or

(ii) Represent any other Party as agent or in any other capacity.

2.6 (b) Payment of Expenses. RRV shall pay all of its expenses, including without limitation all travel, lodging and entertainment expenses incurred in connection with its services hereunder. RHINO shall not reimburse RRV for any of those expenses, unless otherwise stated

2.6 (c) Limitation on Authority. RRV shall have no right to enter into any contracts or commitments in the name of, or on behalf of, RHINO, or to bind RHINO in any respect whatsoever, nor shall RHINO have any right to enter into any contracts or commitments in the name of, or on behalf of, RRV, or to bind RRV in any respect whatsoever. In addition, RRV shall not obligate or purport to obligate RHINO by issuing or making any affirmations, representations, warranties or guaranties with respect to the RT/RREVs to any third party, other than the warranties described in §3.7 and in Exhibit C attached hereto and made a part hereof.

2.7 Trademarks, Service Marks and Trade Names; Promotion on Internet.

2.7 (a) Right to Use. Each Party to this Agreement may use each other Party’s trademarks, trade names and service marks (hereinafter referred to as the “Trademarks”) on a non-exclusive basis in the Territory only during any Term of this Agreement and solely for display or advertising purposes in connection with advertising, marketing, promoting, selling and distributing the RT/RREVs in accordance with this Agreement. No Party shall at any time do or permit any act to be done which may in any way impair the rights of any other Party in such Party’s Trademarks.

2.7 (b) Quality Control. In order to comply with each other’s quality control standards, each Party shall: (i) use each other Party’s Trademarks in compliance with all relevant laws and regulations; (ii) accord each other Party the right to inspect during normal business hours, without prior advance notice, such Party’s facilities used in connection with efforts to sell the RT/RREVs in order to confirm that such Party’s use of such Trademarks is in compliance with this Section; (iii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods other than the RT/RREVs; and (iv) prior to publishing any advertisement (including any Internet advertisement), marketing brochure or other product information (collectively, the “Promotional Material”) to promote the RT/RREVs using the other Party’s Trademarks first provide to the other Party a specimen or template of the proposed Promotional Material using the other Party’s Trademarks for the other Party to review and approve the same, which approval may be withheld in any Party’s sole and exclusive discretion.

2.7 (c) Parties’ Instructions. Each Party shall follow each other Party’s instructions with respect to each of the following:

(i) use of any information about such Party and/or the RT/RREVs to be placed by any such Party on the Internet and/or its website;

(ii) linking of any site on the Internet to any site on the Internet established, operated or sponsored by such Party; and

(iii) use of any of the Trademarks on any site on the Internet. Each Party acknowledges that it shall cease the activities described in (i), (ii) and/or (iii) above, if so instructed by any other Party.

2.8. Responsibility for Taxes. Taxes now or hereafter imposed within the Territory, or any part thereof, with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon any Party and measured by the gross or net income of any Party) shall be the responsibility of RRV to collect and pay, and if paid or required to be paid by RHINO, the amount thereof shall be added to and become a part of the amounts payable by RRV hereunder.

2.9 RRV’s Right of First Refusal to Become Exclusive Distributor in Other Territories.

2.9 (a) The right of First Refusal granted in this subsection is subject to the condition precedent that RRV shall have first met or exceeded the quantity of orders of RT/RREVs set forth in the Table in §2.5 for the Term immediately preceding the transaction, occurrence or event giving rise to the Right of First Refusal.

2.9 (b) RHINO shall not, at any time prior to the expiration of the Term of this Agreement, or any extension thereof, enter into any contract with any other person (a “Prospective Exclusive Distributor”) that includes any other exclusive right to sell, market, distribute or otherwise deal the RT/RREVs, or any interest therein, (e.g., such as that granted in this Agreement) in any geographical area outside of the Territory without first giving advance, written notice thereof to RRV, which notice is hereinafter referred to as “Notice of Exclusive Business Opportunity.”

2.9 (c) The Notice of Exclusive Business Opportunity shall include the exact and complete terms of the proposed exclusive RT/RREV distributorship contract and shall have attached thereto a copy of the bona fide offer and counteroffer, if any, duly executed by both RHINO and the Prospective Exclusive Distributor.

2.9 (d) For a period of 12 calendar days after receipt by RRV of the Notice of Exclusive Business Opportunity, RRV shall have the right to give written notice to RHINO of RRV’s exercise of RRV’s right to acquire the rights of the Prospective Exclusive Distributor under the terms of such exclusive RT/RREV distributorship contract on the same terms, price and conditions as set forth in the Notice of Exclusive Business Opportunity. In the event that RHINO does not receive written notice of RRV’s exercise of the right herein granted within said 12 calendar day period, there shall be a conclusive presumption that RRV has elected NOT to exercise RRV’s right hereunder, and RHINO may complete the exclusive RT/RREV distributorship contract with the Prospective Exclusive Distributor on the same terms set forth in the Notice of Exclusive Business Opportunity.

2.9 (e) If RRV declines to exercise its right of first refusal after receipt of the Notice of Exclusive Business Opportunity, and, thereafter, RHINO and the Prospective Exclusive Distributor modify the price terms of such exclusive RT/RREV distributorship contract by more than 5% then RRV’s right of first refusal shall reapply to said transaction with the Prospective Exclusive Distributor.

2.9 (f) If RRV declines to exercise its right of first refusal after receipt of the Notice of Exclusive Business Opportunity and, thereafter, the proposed exclusive RT/RREV distributorship contract is not consummated then RRV’s right of first refusal shall apply to any subsequent transactions concerning any proposed exclusive RT/RREV distributorship contract. If, however, said exclusive RT/RREV distributorship contract is, in fact, completed, then said right shall be extinguished and shall not apply to any such subsequent transactions for the territory that was the subject of such completed contract (but shall with respect to any other, future contracts for any other territories).

2.9 (g) This right of first refusal cannot be exercised: (i) during the period commencing with the giving of any notice of default or request for adequate assurance of future performance to RRV and continuing until said default is cured or such adequate assurance of future performance is given by RRV, (ii) during the period of time following either RHINO’s or RRV’s termination of this Agreement, (iii) during the time RRV is in breach of this Agreement; (iv) in the event that RRV has been given 3 or more notices of default, whether or not the defaults are cured, during the 12 month period immediately preceding the exercise of the right of first refusal; or (v) following any Party’s giving of written notice to terminate this Agreement at the expiration of the then existing Term for the same.

2.10. RT/RREVs Not Consumer Products. All of the Parties acknowledge and agree that the RT/RREVs are not ‘consumer products’ and that they are not to be sold to any Person for personal, family or household purposes. All of the RT/RREVs are to be manufactured, sold and delivered to Governmental Agencies solely for their use by First Responders incident to the conduct of their governmental and professional responsibilities.

2.11. Reciprocal Development Recoupment Payments. AEP and RHINO have all expended considerable time, money, labor, resources and other expense (collectively, the “Development Costs”) developing the RT/RREV Prototype with the hope and expectation that the business realized by this Agreement will allow them both to recoup and/or amortize such an investment of Development Costs over the useful life of this Agreement (whatever that may be). AEP and RHINO have fixed the amount of such Development Costs at $250,000 for each of them (the “Development Cost Amount”). Since AEP and RHINO are “Joint Owners” and “Inventors” of the RT/RREV Prototype they desire that if either of them should terminate this Agreement before the fourth (4th) extension of the initial Term hereof (i.e., before the expiration of the time periods shown in the Table in §2.5) then each Party shall pay to the other a ‘Development Cost Recoupment Fee’ of $1,000 from the sale, lease or other distribution of each RT/RREV sold by such Party after the termination of this Agreement until each Party shall have recouped the amount of its respective, outstanding Development Cost Amount; provided, however, that both Parties’ Development Cost Amount shall be reduced during the Term of this Agreement (as the same may be extended from time to time) by the amount of $1,000 for each RT/RREV purchased by RRV under the terms hereof1.

3. MANUFACTURING.

3.1. Manufacture. During the term of this Agreement, RHINO shall manufacture, fabricate and assemble the RT/RREVs for RRV according to the Exhibit A Specifications in the amount or number of such RT/RREVs designated in any Purchase Orders that RRV may submit to RHINO; provided, however, that the amount set forth in the Purchase Orders does not materially deviate from the Forecasts and are otherwise consistent with the terms and conditions contained herein.

3.2. Duty to Manufacture. RHINO shall: (a) establish and thereafter maintain sufficient manufacturing capacity to produce RT/RREVs in quantities sufficient to fill RRV’s projected periodic requirements, as set forth in RRV’s periodic Forecasts; provided, however, that such Forecasts do not exceed twenty percent (20%) of the immediately preceding Forecast delivered to RHINO; provided, further, however, that RHINO shall not be required to acquire additional facilities, plants or equipment to carry out the Forecasts if and when such Forecasts increase in quantity; (b) use its reasonable efforts to maintain a sufficient level of inventory of the RT/RREVs (and/or the component parts necessary) to fulfill RRV’s purchase orders consistent with the Forecast; (c) at its expense, buy all raw materials and component parts necessary to manufacture, fabricate and/or assemble such quantities of the RT/RREVs to fulfill RRV’s Purchase Orders; and (d) purchase, manufacture, assemble and/or fabricate at its

1 For example, but not by way of limitation, if RHINO terminated this Agreement effective December 31, 2011, and RRV had purchased the number of RT/RREVs shown in the Table in §2.5, then each Party’s outstanding, unrecouped “Development Cost Amount” would be the sum of $100,000, determined as follows: The amount of the Development Cost Amount on the date of this Agreement [i.e., $250,000], LESS an amount equal to $1,000 TIMES the number of RT/RREVs purchased by RRV in the initial Term [i.e., 10 x $1,000 + $10,000], the First Renewal Term [i.e., 20 x $1,000 + $20,000], the Second Renewal Term [i.e., 40 x $1,000 + $40,000], and the Third Renewal Term [i.e., 80 x $1,000 + $80,000] – all for a total of $150,000.)

expense any dies, jigs, molds, patterns and tools necessary to manufacture, assemble and/or fabricate at its expense the RT/RREVs.

3.3. RHINO’s Failure to Manufacture. The Parties recognize that the amount and timing of RRV’s demand for the RT/RREVs is not certain or predictable; consequently, RHINO may be unable to fill all of RRV’s orders as they are received. Should demand for the RT/RREVs exceed RHINO’s supply and/or ability to produce the number or volume of RRV’s demand for the same, then notwithstanding anything else to the contrary contained or implied in this Agreement:

3.3 (a) RRV may order the manufacture of RT/RREVs from any competitor of RHINO and in so doing disclose the Specifications concerning the same (subject to a Confidentiality and Non-Disclosure Agreement) to such competitor to effect the manufacture and delivery of any RT/RREVs that RHINO is unable or unwilling to produce, manufacture and/or deliver for or to RRV;

3.3 (b) When RHINO is next able to receive and process further Purchase Orders for RT/RREVs from RRV then it shall so notify RRV of the same in a written notice under this Agreement, and RRV shall thereafter direct any new or different orders first occurring after the receipt of such notice back to RHINO. The Parties intend that, to the extent reasonably possible, RHINO shall manufacture, assemble and fabricate all orders of RT/RREVs that RRV shall make from time to time.

3.4. Tooling. RHINO is responsible for routine/periodic/preventive maintenance on all tools used by it to manufacture, fabricate and/or assemble the RT/RREVs, and for any repairs and replacements of the same, which shall be at RHINO’s sole cost and expense.

3.5. Specifications. RHINO shall manufacture all RT/RREVs according to the Exhibit A Specifications. RHINO and RRV may jointly amend the Exhibit A Specifications from time to time; provided, however, that in the event of such a change RRV and RHINO shall mutually agree in good faith to the timing, scope and nature of the change as well as any related pricing increases or delivery changes. RRV will not be responsible for material made obsolete by changes in Specifications beyond quantities corresponding to RRV’s Purchase Orders and Forecasts and RHINO’s obligations to build reasonable amounts of inventory. At RRV’s sole discretion, components, other than those designated in the Specifications, may be designated to RHINO for the assembly of the RT/RREVs. RRV and RHINO will negotiate in good faith to arrive at pricing adjustments due to changes in components and component sourcing.

3.6. Cooperation. RRV shall provide such reasonable information, assistance and cooperation and execute such documents (without incurring any financial cost) as may be necessary for RHINO (at RHINO’s expense) to secure any required EPA and/or CARB approval and for RHINO to satisfy any applicable requirements for the use, manufacture and/or distribution of the RT/RREVs pursuant to the EPA and/or CARB approval(s). Further, RHINO shall cooperate with RRV and allow quality audits upon reasonable notice and at reasonable times to be conducted to ensure conformance with the EPA and/or CARB approval(s) and RRV quality standards (the latter of which have been disclosed to RHINO in the Exhibit A Specifications).

3.7. Covenants, Warranties and Representations. RHINO covenants with RRV, and warrants and represents to RRV, that:

3.7 (a) The RT/RREVs be free from defects in materials, manufacturing, assembly, fabrication and/or workmanship;

3.7 (b) All RT/RREVs supplied by RHINO to RRV under this Agreement shall be manufactured in strict compliance with the Specifications and all applicable laws, governmental rules and regulations (including, without limitation, EPA and CARB rules and regulations);

3.7 (c) Except for the Honda power train (which may be “rebuilt” if the same is rebuilt by Honda or its authorized agents and accompanied by a Honda warranty for the same), all RT/RREVs supplied by RHINO to RRV under this Agreement shall be manufactured using brand new, “never used” component parts and materials;

3.7 (d) RHINO has a continuing duty to, and shall, warn RRV regarding any latent or patent defect that it may ever discover regarding any RT/RREVs sold hereunder, which duty shall survive the termination of this Agreement;

3.7 (e) At all times relevant to this Agreement, and during any Term hereof, RHINO shall procure, keep and maintain at its sole cost and expense (and require its subcontractors to maintain) any and all insurance necessary and appropriate to cover its obligations set forth herein and RHINO shall maintain a policy or policies of insurance for the following:

(i) Product liability insurance concerning any RT/RREVs sold hereunder, including coverage for any recalls of any RT/RREVs sold hereunder, in amounts to be approved by RRV;

(ii) Workers’ Compensation and employer’s liability insurance covering all employees engaged in the performance of this agreement for claims arising under an applicable Workers’ Compensation and occupational disease acts;

(iii) Commercial general liability insurance protecting RHINO against claims for bodily injury, personal injury and property damage. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000;

(iv) Property damage insurance coverage on all of RHINO’s personal property, trade fixtures, and RHINO owned alterations and utility installations at its principal place of business. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $1,000 per occurrence. The proceeds from any such insurance shall be used by RHINO for the replacement of such personal property, trade fixtures and RHINO owned alterations and utility installations; and

(v) Business Interruption insurance covering RHINO against loss of income and extra expense insurance in such amounts as will reimburse RHINO for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent business owners engaged in a business such as RHINO’s or attributable to prevention of access to its premises as a result of such perils.

RRV shall be named as an ‘Additional Insured’ on RHINO’s products liability insurance and commercial general liability insurance if such status results in no significant increase in the premiums for the same. RHINO shall provide RRV with written evidence that all of the above insurances are in force before the Effective Date and/or any renewal of any Term. No such insurance policy shall be cancelable or subject to modification except after thirty (30) days’ prior written notice to RRV. RHINO shall, at least 10 days prior to the expiration of any such policies, furnish RRV with evidence of renewals or “insurance binders” evidencing renewal thereof, or RRV may order such insurance and charge the cost thereof to RHINO, which amount shall be payable by RHINO to RRV upon demand. Such policies shall be for a term of at least one year, or the length of the remaining Term of this Agreement, whichever is less.

3.7 (f) All RT/RREVs supplied by RHINO to RRV under this Agreement shall be subject to the terms of RHINO’s warranty attached to this Agreement as Exhibit C; and

3.7 (g) The above covenants, warranties and representations set forth the limits of RHINO’s responsibility for manufacture, delivery and sale of the RT/RREVs to RRV hereunder. EXCEPT AS EXPRESSLY CONTAINED HEREIN, RHINO STATES THAT NO OTHER WARRANTIES, EXPRESS OR IMPLIED, CONTAINED IN THE UNIFORM COMMERCIAL CODE OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY) SHALL APPLY TO THE RT/RREVs SOLD OR AGREED TO BE FURNISHED HEREUNDER AND RRV ACKNOWLEDGES THAT THE PRODUCTS SOLD HEREUNDER ARE BEING SOLD “AS IS” AND “WHERE IS” AND ALL OTHER WARRANTIES ARE EXCLUDED. FURTHER, RHINO IS NOT RESPONSIBLE FOR ANY MISUSE, RECONFIGURATION OR ALTERATION OF ANY RT/RREVs IF SUCH MISUSE, RECONFIGURATION OR ALTERATION CAUSES ANY DEFECT, DAMAGE OR BREACH OF WARRANTY IN OR TO ANY RT/RREV MANUFACTURED OR DELIVERED TO RRV HEREUNDER. RHINO SHALL IN NO EVENT BE LIABLE FOR ANY PUNITIVE, CONSEQUENTIAL, OR SPECIAL DAMAGES HEREUNDER. FURTHER, RHINO AND ITS AFFILIATES AND RELATED PERSONS SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR DAMAGE OR LOSS OF OTHER PROPERTY, EQUIPMENT, PROFITS, REVENUE, COST OF CAPITAL, OR ANY OTHER TYPE OF LOSS RELATED TO THE MANUFACTURE AND SALE OF THE RT/RREVS. IN NO EVENT SHALL RHINO’S LIABILITY HEREUNDER EXCEED THE PURCHASE PRICE OF ANY DEFECTIVE OR NON-CONFORMING RT/RREV VEHICLE SOLD HEREUNDER. ANY ACTION BROUGHT AS A RESULT OF A DEFECTIVE, DAMAGED OR NON-CONFORMING RT/RREV MUST BE

BROUGHT WITHIN THREE (3) YEARS FROM THE DATE OF SALE OR FOREVER BE BARRED.

3.8. Actions, Suits or Proceedings. RHINO has no knowledge of any actions, suits or proceedings pending or threatened before any commission, board, bureau, agency, arbitrator, court or tribunal against it, or that would affect its ability to perform its obligations under this Agreement.

3.9. Record Keeping. RHINO shall maintain complete and accurate records for such periods as may be required by applicable law of all RT/RREVs sold to RRV, and RRV and its representatives and auditors for regulatory certification and the like, shall have full access during business hours to all such records. Such access shall not be unreasonably withheld.

3.10. Indemnification. In the performance of this agreement, RHINO shall take all reasonably necessary precautions to prevent the occurrence of any injury (including death) of any persons, or any damage to any property arising out of acts or omissions of RHINO’s agents, employees, sub-contractors or Related Persons, relating to RHINO’s obligations hereunder and, except to the extent that any such injury or damage is due directly and solely to RRV’s negligence or intentional bad acts, shall indemnify, defend, protect and hold RRV, its Affiliates and/or its Related Persons harmless for, from and against any and all costs, losses, expenses, damages, claims, suits or any liability whatsoever, including attorneys’ and experts’ fees, arising out of any acts or omissions of RHINO, its Affiliates and/or Related Persons, including strict liability. RRV shall indemnify, defend, protect and hold RHINO, its Affiliates and Related Persons harmless for, from and against any and all costs, losses, expenses, damages, claims, suits or any liability whatsoever, including attorneys’ and experts’ fees, arising out of any acts or omissions of RRV, its Affiliates and/or Related Persons, including strict liability.

3.11. RT/RREV Recalls. In the event of any recall of any RT/RREV as a result of any government investigation or substantial and serious customer complaints or significant numbers of product defects, the Parties will cooperate fully with each other in effecting such recall. RHINO shall first exert its reasonable best efforts to promptly replace any recalled RT/RREVs with RT/RREVs of the same type and number. In the event RHINO determines in good faith that replacing the RT/RREVs is commercially unreasonable, RHINO shall refund to RRV the price of the RT/RREVs. RHINO is responsible for any cost associated with the manufacture of the product that doesn’t meet the written Specifications.

4. FORECASTS, ORDERS AND SHIPMENTS.

4.1. Forecasts. RRV will provide RHINO with monthly Forecasts concerning anticipated future orders of RT/RREVs within the next succeeding six (6) months. The Forecasts will be good-faith estimates of RRV’s projected purchases of RT/RREVs, and RRV shall have no liability to RHINO for failure to purchase the quantities of RT/RREVs projected during any Forecast. RHINO will have no liability to RRV for failure to manufacture any quantities forecasted.

4.2. Orders. All of RRV’s orders of RT/RREVs shall be assembled, fabricated and manufactured by RHINO at its principal offices set forth on the signature page of this Agreement during the Term hereof, as the same may be extended from time to time. RRV shall issue Purchase Orders for its requirements of RT/RREVs at least one hundred and twenty (120) days prior to shipment(s) specified in such Purchase Orders. RHINO shall deliver the completed RT/RREVs within one hundred and twenty (120) days of its receipt of any Purchase Orders. RRV may submit Purchase Orders for RT/RREVs by facsimile or email, followed by written confirmation by regular first class mail. Each Purchase Order shall include the specific quantity of RT/RREVs. All orders shall be shipped to RRV’s principal place of business set forth in this Agreement. Within five (5) business days following the receipt of an order, RHINO shall notify RRV of any anticipated problems in fulfilling that order. Failure to provide such notice shall conclusively be deemed an acceptance of such Purchase Order. Such notification may be given verbally by telephone to the Purchasing Department at RRV, but if given verbally must be followed by written confirmation by email, fax or regular first class mail. To the extent that the terms and conditions on any Purchase Order or on any quotation, order acknowledgment or invoice are in conflict with the provisions of this Agreement, the provisions of this Agreement shall be controlling unless specifically agreed to the contrary in writing by the relevant Parties hereto. To the extent that the terms and conditions on any Purchase Order are in conflict with the terms and conditions of RHINO’s order acknowledgment or invoice, the provisions of such Purchase Order shall be controlling. In the event of any discrepancy between any Purchase Order accepted by RHINO and this Agreement, the terms of this Agreement shall govern.

4.3. Initial Order. Upon the complete execution of this Agreement, and subject to the terms, covenants and conditions contained herein (including, but not limited to, any conditions precedent or subsequent), RRV shall concurrently with the execution of this Agreement by all Parties place an initial order for ten (10) RT/RREVs at a per unit price in the amount set forth in Exhibit D to this Agreement (the “Price”).

4.4. Non-Conforming Goods. RRV may reject (and shall not be obligated to pay for) any RT/RREVs that are defective or fail to conform in all material respects to the Exhibit A Specifications and said RT/RREVs shall be returned to RHINO for replacement. RRV reserves the right to inspect any RT/RREVs before paying for them, without regard to the manner of shipment or the fact that the goods may be shipped by RHINO under reservation.

4.4 (a) Notice of Rejection/Revocation of Acceptance. RRV shall notify RHINO of any RT/RREVs delivered to RRV that are being rejected as defective or as nonconforming within five (5) business days of delivery to RRV and any rejections received by or given to RHINO after that date shall be null and void. Any such notice: (i) shall be in writing; (ii) shall specify the shipment of RT/RREVs being rejected and the vehicle identification numbers of any rejected RT/RREVs; and (iii) shall specify that such RT/RREVs are defective or fail to conform to the applicable product Specifications at the time of their delivery and detail with reasonable precision how such RT/RREVs fail to conform to Specifications or are otherwise defective. RRV will also request a Return Authorization Number so that the RT/RREVs can be reworked, replaced or credited. Nothing in this Section shall limit or impair RRV’s right to revoke any acceptance of any RT/RREVs, but the form of any such notice of revocation of acceptance shall be as set forth in this subsection.

4.4 (b) Handling of Rejected RT/RREVs. In the case of any RT/RREVs rejected under subsection (a) RHINO shall pay the cost of return shipment. RHINO will replace all such defective and non-conforming RT/RREVs thereof. If RHINO determines in good faith that it is commercially unreasonable to replace the RT/RREVs, RHINO shall refund to RRV the price of the RT/RREVs, if paid.

4.4 (c) Complaints. RRV shall promptly refer to RHINO for review and evaluation any complaints, demands or notices received by RRV by or on behalf of a customer or any Third Party.

4.5. Shipment and Delivery.

4.5 (a) Shipment F.O.B. RRV’s Place of Business. RHINO will ship RT/RREVs in accordance with the shipping instructions provided by RRV’s Purchase Order. All shipments will be made F.O.B RRV’s principal place of business.

4.5 (b) Delivery Date. Subject to the terms of §4.2 [regarding “Orders”], RHINO will ship RT/RREVs so that they are delivered on RRV’s due-at-dock date specified in each Purchase Order (“Delivery Date”). Deliveries will be considered on-time if they are made no more than five (5) Business Days earlier than the Delivery Date and three (3) business days after the Delivery Date. Partial deliveries are permitted when authorized by RRV’s Purchasing Department. RHINO is not responsible for delays in shipping once such deliveries are placed with a reputable carrier.

4.5 (c) Governmental Approvals. The ultimate shipment of orders to RRV shall be subject to the right and ability of RHINO to make such sales and obtain required licenses and permits, under all decrees, statutes, rules and regulations of any government within the Territory and any agencies or instrumentalities thereof presently in effect or which may be in effect. RRV hereby agrees:

(i) to assist RHINO in obtaining any such required licenses or permits by supplying such documentation or information as may be requested by RHINO;

(ii) to comply with such decrees, statutes, rules and regulations of the government of any government within the Territory and any agencies or instrumentalities thereof;

(iii) to maintain the necessary records to comply with such decrees, statutes, rules and regulations;

(iv) not to re-export any RT/RREVs except in compliance with such decrees, statutes, rules and regulations;

(v) to obtain all governmental approvals and licenses necessary to import the RT/RREVs into the Territory;

(vi) not to sell, transfer or otherwise dispose of the RT/RREVs in violation of the export laws of any government within the Territory; and

(vii) to indemnify, defend, protect and hold harmless RHINO for, from and against any and all fines, damages, losses, costs and expenses (including reasonable attorneys’ fees) incurred by RHINO as a result of any breach of this subsection by RRV or any of RRV’s customers

4.5 (d) Risk of Loss. Title and risk of loss will pass to RRV upon delivery of the RT/RREVs to RRVs principal place of business set forth in this Agreement.

4.6. Invoicing and Payment. All amounts due and payable with respect to any RT/RREV delivered by RHINO in accordance with the preceding subsection and accepted by RRV shall be paid in full within thirty (30) days after RRV’s receipt of an invoice covering such RT/RREV. All such amounts shall be paid by wire transfer, to such bank or account as RHINO may from time to time designate in writing. Whenever any amount hereunder is due on a day which is not a day on which banks in Las Vegas, Nevada are open for business (a “Business Day”), such amount shall be paid on the next such Business Day. Amounts hereunder shall be considered to be paid as of the day on which funds are received by RHINO’s bank.

4.7. Interest. All amounts due and owing to RHINO hereunder but not paid by RRV on the due date thereof shall bear interest (in USD) at the rate of ten percent (10%) per annum, simple interest. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

5. PRICING.

5.1. Price. For the initial Term of this Agreement, the RHINO shall charge RRV for each RT/RREV purchased by RRV the unit Price set forth on Exhibit D. The Price is exclusive of any state and local sales and use taxes, but inclusive of shipping, freight and insurance charges. Any late payments shall bear interest equal to ten percent (10%) per annum, plus all reasonable costs, fees and expenses of collection, including arbitration and/or court costs and reasonable attorneys’ fees, experts’ fees and expenses, including any ‘Costs and Fees’ described in §13.2.

5.2. Price Increase/Decrease. After the initial Term expires, RHINO may increase/decrease the Price twice a year based on increases or decreases in RHINO’s actual costs of labor, materials and other input costs. The Price increases/decreases will be submitted to RRV in January for implementation in April or July for implementation in October (as the case may be) of said year. Reasonable written documentation must be provided for all price increases. Requested increases or decreases cannot exceed five per cent (5%) per year unless RHINO’s actual costs exceed such figure. RRV reserves the right to audit any price increase at its sole cost at its sole discretion and RHINO will negotiate in good faith to arrive at pricing adjustments due to changes in design, components, or component sourcing.

5.3. Disparity in Price Quote to Governmental Agency and Later Price Increase. Due to the nature of government contracts and procurement, Prices for RT/RREVs quoted to Governmental Agencies may be relied on them for several weeks or months before orders for RT/RREVs are placed by them. Moreover, once a Price quote is given to a Governmental Agency for an RT/RREV it is sometimes practically impossible to change it due to Price increases or the like, especially during the procurement cycle. Accordingly, if an actual Price increase is first announced by RHINO, or first occurs, after a Price quote is given by RRV to a Governmental Agency then RRV and RHINO shall equally ‘split’ between them any loss occasioned by any sale to such Governmental Agency that may occur thereafter based upon such circumstances.

5.4. Price Reduction. RHINO and RRV shall work together to identify and reduce costs in the manufacture, fabrication and assembly of the RT/RREVs. At least annually by the end of the third quarter (i.e., by September 30th of each year), RHINO shall use its reasonable efforts to furnish RRV with an analysis of potential cost savings which could reasonably be anticipated by changes in the following areas: tooling, raw materials, component parts, methods of production, testing and inspection, packaging and special handling, assembly and shipping, third party vendors, audits, product design and specification, and quantity of product purchased, but such savings shall not include relocation of plants, purchases of new equipment or renegotiation of existing agreements with vendors and employees (“Value Engineering”). Upon RRV’s request to be made no more than once per year, RHINO shall prepare an alternate quote that incorporates RRV’s recommendations for cost savings.

5.5.Validation Costs. RHINO will pay any charges, relating to the validation of any process or procedure necessary to manufacture, fabricate or assemble the RT/RREVs that are considered reasonable and normal for the validation of subject process(es) or procedure(s).

6. MANUFACTURER’S OTHER OBLIGATIONS.

6.1. Marketing and Technical Assistance. RHINO shall provide RRV, without charge, with such marketing and technical assistance as RHINO may in its discretion consider necessary to assist with the promotion of the RT/RREVs.

6.2. Training. RHINO shall provide training to RRV’s personnel at RHINO’s offices or designated facility in connection with the marketing and sale maintenance of the RT/RREVs. RHINO shall designate maintenance and support personnel to assist RRV in its sole discretion. All expenses associated with training will be at the sole cost of RRV.

7. PROPERTY RIGHTS.

7.1. Disclaimer of Intellectual Property Rights or Confidential Information in RT/RREVs.

7.1 (a) No Intellectual Property Rights in any RT/RREV. All of the Parties to this Agreement acknowledge and agree that AEP, RRV and RHINO are “Joint Owners”2and “Joint Inventors”3with respect to the design, invention, testing and development of the Prototype RT/RREV and any RT/RREV described in the Specifications within the meaning of Title 35 of the United States Code. However, none of the Parties

2 35 U.S.C. 262 provides:
“Joint owners. In the absence of any agreement to the contrary, each of the joint owners of a patent may make, use, offer to sell, or sell the patented invention within the United States, or import the patented invention into the United States, without the consent of and without accounting to the other owners.”
3 35 U.S.C. 116 provides:
“Inventors. When an invention is made by two or more persons jointly, they shall apply for patent jointly and each make the required oath, except as otherwise provided in this title. Inventors may apply for a patent jointly even though (1) they did not physically work together or at the same time, (2) each did not make the same type or amount of contribution, or (3) each did not make a contribution to the subject matter of every claim of the patent.”

presently believes or expects that either the whole and/or any part of the RT/RREV, as currently shown in the Exhibit A Specifications, is subject to any Intellectual Property Rights of any of the Parties, nor do any of the Parties believe or expect that the RT/RREV, as currently shown in the Specifications, could be subject to any Intellectual Property Rights of any of the Parties given the nature of its design, invention, testing and/or development. Further, the Parties acknowledge and agree that the terms ‘rough terrain,’ ‘rough terrain vehicle,’ ‘RTV,’ ‘rapid response emergency vehicle,’ and/or ‘rapid response vehicle’ (or words of similar import) so directly and immediately convey some knowledge of the characteristics of the RT/RREV, and are otherwise so descriptive and generic, as to render those terms unavailable for Federal or State trademark or trade name designations or protection4. Accordingly, the Parties disclaim and renounce vis-à-vis each other any right, title, claim or interest in or to any Intellectual Property Rights pertaining to the RT/RREVs; provided, however, that nothing in this Section shall affect or impair the right of any Party in or to such Party’s Trademarks.

7.1 (b) Limited Nature of Confidential Information. All Parties to this Agreement presently and jointly have and claim as ‘Confidential Information’ the idea, notion or concept of a ‘rough terrain, rapid response emergency vehicle,’ as (to the Parties’ current knowledge) no such vehicle currently exists within, or is used by, any Governmental Agency5. Moreover, all Parties to this Agreement presently and jointly have and claim as ‘Confidential Information’ the idea, notion or concept of a ‘rough terrain, rapid response emergency vehicle’ set forth in the Specifications. However, all Parties to this Agreement realize that these ideas, notions or concepts of a ‘rough terrain, rapid response emergency vehicle’ will generally cease to be ‘Confidential Information’ when one or more RT/RREVs (including the Prototype RT/RREV) are first displayed in the public domain, and that it would be relatively simple for any competitor to decompile or reverse engineer the same once it is in the public domain as the means, methods and component parts for manufacturing, assembling and fabricating the same are common knowledge and already in the public domain. Accordingly, except for Confidential Information that any Party may hereafter first develop or acquire (e.g., customer identities and lists, the particular demands and ordering habits of various Governmental Agencies, the price points for sales to various Governmental Agencies, etc.) the Parties disclaim and renounce vis-à-vis each other any right, title, claim or interest in or to any Confidential Information pertaining to the design, engineering, manufacture, fabrication, assembly, development and/or creation of the Prototype RT/RREV and or any RT/RREV described in the Specifications.

7.1 (c) Effect of Termination of this Agreement. Upon the termination of this Agreement for any reason, any Party to this Agreement may fully and freely participate in the designing, engineering, manufacturing, fabricating, assembling, developing, marketing and and/or distributing of RT/RREVs to any Person anywhere in the world without restraint of any kind and without violating any Intellectual Property Rights or Confidential Information of any other Party to this Agreement.

4 Indeed, RHINO twice sought to obtain trademark protection for similar terms with the United States Patent and Trademark Office (the “PTO”), but was unable to obtain it for the reasons stated in the records of that office. See PTO files for Serial numbers 78/772002 and 78/771976.

5 Except, perhaps, by the United States military, but then only with respect to combat operations.

8. PRODUCT LIABILITY CLAIMS/LITIGATION.

8.1. RT/RREV Liability Claims. Each Party shall notify each other party promptly in writing of any product liability claim or action brought with respect to any RT/RREV(s) based on alleged defects in the manufacture, fabrication, assembly or labeling of the RT/RREVs or other adverse claim regarding the RT/RREVs. RHINO shall be responsible for, and shall indemnify, defend, protect and hold RRV and its Affiliates and Related Persons harmless for, from and against any and all such claims, demands, causes of action, losses, liabilities, damages, judgments, costs and expenses (including, without limitation, reasonable attorneys’ and experts’ fees and litigation costs) arising out of or relating to the manufacture, fabrication, assembly or labeling of the RT/RREVs. RRV shall be responsible for, and shall indemnify, defend, protect and hold RHINO and its Affiliates and Related Persons harmless for, from and against any and all such claims, demands, causes of action, losses, liabilities, damages, judgments, costs and expenses (including, without limitation, reasonable attorneys’ and experts’ fees and litigation costs) arising out of or relating to damage or liability caused by any after market installation of any Accessory on (or reconfiguration or misuse by RRV of) any RT/RREVs, or any negligence or intentional bad acts of RRV or Related Persons. Nothing in this Section shall be construed as requiring any Party to conduct and/or assume any other Party’s defense against any claim or action described herein if such claim or action is based on the negligent conduct, acts or omissions or intentional wrongdoing of the other Party. The provisions of this subsection shall survive any termination of this Agreement, whether upon expiration or termination by either party.

8.2. Notice of Claims. Each Party to this Agreement shall promptly notify each other, in writing, of any potential or actual litigation or known governmental activity relating to the RT/RREVs based on any alleged design related deficiencies of the RT/RREVs, or other adverse claim regarding the design or engineering of the RT/RREVs. Since AEP, RRV and RHINO jointly developed the RT/RREVs they shall all be responsible to defend and respond to all such claims, demands, causes of action, losses, liabilities, damages, judgments, costs and expenses, including, without limitation, reasonable attorney’s fees and litigation costs, arising out of or relating to the design of this RT/RREVs. The provisions of this subsection shall survive any termination of this Agreement, whether upon expiration or termination by either party.

9. NONDISCLOSURE.

9.1. Preservation of Confidential Information.

9.1 (a) Each Party recognizes the importance to the other Party of that Party’s Confidential Information, and such information is critical to the business of the disclosing Party. Each Party recognizes that neither Party would enter into this Agreement without assurance that its Confidential Information and the value thereof will be protected as provided in this Article 9 and elsewhere in this Agreement.

9.1 (b) All Confidential Information shall remain the property of the disclosing Party. The receiving Party shall hold in strict confidence the disclosing Party’s Confidential Information and with no less than the same degree of care that it holds its own confidential and proprietary information and it will take all reasonable precautions to protect such Confidential Information. The receiving Party shall not disclose such information to a third Party without the prior written approval of the disclosing Party.

The receiving Party will use the disclosing Party’s Confidential Information only for the purposes and under the circumstances provided in this Agreement.

9.1 (c) Upon any termination of this Agreement, each Party will return the other Party’s Confidential Information and all documents or media containing any such Confidential Information to the other Party, except that the receiving Party has the right to keep one copy of such information for legal purposes (which shall remain subject to the confidentiality provisions set forth herein), including, but not limited to, copies of all documentation required by the EPA and/or CARB.

9.1 (d) Each Party acknowledges and agrees that the other Party shall be entitled to appropriate equitable relief in addition to whatever remedies it may have at law in the event of a breach by the other Party of its covenants contained in this Article 9. The foregoing provision is in addition to, and not in limitation of, any and all remedies at law, in equity or otherwise, that the non-breaching Party may have upon the other Party’s breach of this Agreement.

9.2. Third Party Request for Information. Except as otherwise provided in this Agreement, any Party shall immediately notify the other Party of any private or governmental request for Confidential Information or any other information or documents relating to the RT/RREVs or this Agreement. Each Party shall have the right to participate in the other Party’s response to any such request. If a Party receives any legal instrument requiring the production of data, work papers, reports, or other materials relating to this Agreement, that Party shall:

9.2 (a) Give the other party, if possible, the opportunity to participate in quashing, modifying or otherwise responding to any compulsory process in an appropriate and timely manner; and

9.2 (b) Cooperate fully with the other party’s efforts to narrow the scope of any such compulsory process, to obtain a protective order limiting the use or disclosure of the information sought, or in any other lawful way to obtain continued protection of the Confidential Information.

9.3. Reporting Loss, Theft or Misappropriation. If either party becomes aware of the loss, theft or misappropriation of Confidential Information which is in its possession or control, it shall notify the other party in writing within ten (10) days of its discovery of such loss, theft or misappropriation.

9.4. Survival of Duties. The rights and duties of this Article 9 shall survive the termination of this Agreement, whether upon expiration or termination by either party.

10. MUTUAL WARRANTIES AND REPRESENTATIONS.

10.1. Corporate Standing; Authority. Each Party to this Agreement represents and warrants to each other Party that it is duly organized, validly existing and in good standing under the laws of the State in which incorporated, and that it has full corporate power and authority to carry on the business presently being conducted by it and to enter into and to perform its obligations under this Agreement.

10.2. Due Authorization. Each Party to this Agreement represents and warrants to each other Party that it has taken all action necessary to authorize the execution and delivery of this

Agreement and the performance of each Party’s respective obligations hereunder. Each Party’s officer or manager (as the case may be) executing this Agreement on its behalf has the legal power, right and authority to bind the party to the terms and conditions of this Agreement, and when he or she executes and delivers this Agreement and any instruments contemplated herein, he or she will have the power, right and authority to bind the party thereto.

10.3. No Violation. Each Party to this Agreement represents and warrants to each other Party that the execution, delivery and performance of and compliance with this Agreement has not resulted, and to the best of its knowledge will not result, in any violation of, or be in conflict with, or constitute a material default under, any contract, indenture, mortgage, agreement, instrument, franchise, permit, license, judgment, decree, order, statute, rule or regulation applicable to it.

11. TERM AND TERMINATION.

11.1. RRV’s Termination for RHINO’s Default. RRV may, by written notice to RHINO, terminate this Agreement in whole or in part for default if:

11.1 (a) RHINO fails to perform in accordance with any of the requirements of this Agreement or fails to make sufficient progress so as to endanger performance of this agreement after thirty (30) days written notice and opportunity to correct any such non-performance, which thirty (30) day period shall be extended if RHINO is reasonably and in good faith diligently prosecuting a cure; or

11.1 (b) The occurrence of any condition subsequent in RRV’s favor set forth in §14.3; or

11.1 (c) Any such termination for default will be at no cost to RRV except for completed RT/RREVs delivered and accepted by RRV, prior to said termination.

11.2. RHINO’s Termination for RRV’s Default. RHINO may, by written notice to RRV, terminate this Agreement in whole or in part for default if RRV:

11.2 (a) Fails to timely meet its monetary and other payment obligations to RHINO under this Agreement after ten (10) days prior written notice and opportunity to correct any such non-performance;

11.2 (b) Fails to perform in accordance with any of the non-monetary requirements of this Agreement after thirty (30) days prior written notice and opportunity to correct any such non-performance, which thirty (30) day period shall be extended if RRV is reasonably and in good faith diligently prosecuting a cure; or

11.2 (c) The occurrence of any condition subsequent in RHINO’s favor set forth in §14.4.

11.3. Termination by Either Party. This Agreement will terminate automatically, and without notice, on the occurrence of any of the following events:

11.3 (a) An assignment for the benefit of creditors by any Party; application by any Party for, or consent to the appointment of, a receiver with respect to any substantial part of the Party’s assets; appointment of a receiver; or an attachment or execution levied with respect to any substantial part of the assets of any Party if the appointment is not vacated, or the attachment or execution is not released, within 30 calendar days after the date of appointment or levy; to the extent enforceable, any Party becomes insolvent or the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits its inability to pay its debts as they become due; or

11.3 (b) Commitment by any Party, or any principal of any Party, of any crime involving moral turpitude, dishonesty, fraud, or other act that adversely affects the business reputation of such Party or (by association) the other Parties to this Agreement.

11.4. Termination Rights of Both Parties. If termination is the result of events other than default, in no event will the terminating party be liable to the other for any costs, expenses or damages arising from the act of terminating this Agreement according to its terms. RHINO would be responsible to complete all outstanding Purchase Orders for RT/RREVs ordered by RRV, which orders were placed in accordance with any applicable Purchase Orders accepted by RHINO; provided, however, that if RHINO receives any RRV Purchase Order and fails to reject the same in by written notice to RRV within five (5) business days of its receipt thereof then such Purchase Order shall conclusively be deemed accepted by RHINO. Any rejection of any RRV Purchase Order by RHINO shall be accompanied by a written explanation of the grounds therefore with sufficient detail to permit RRV to cure any perceived defect in its Purchase Order, if applicable. RRV would be responsible to purchase any RT/RREVs that were the subject of outstanding Purchase Orders to RHINO.

11.5. Obligations upon Termination. Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to:

11.5 (a) the right of any Party to receive upon its request all payments accrued and unpaid, or RT/RREVs ordered and not delivered, at the effective date of such expiration or termination;

11.5 (b) the remedy of either Party with respect to any previous breach of any of the representations, warranties or covenants herein contained;

11.5 (c) any rights to indemnification set forth herein; and

11.5 (d) any other provisions hereof which expressly or necessarily call for performance after such expiration or termination.

11.6. Survival. Notwithstanding the termination of the Agreement, the confidentiality provisions under Article 9 shall survive and continue under their own terms.

12. ASSIGNMENT OF AEP’S INTEREST IN THE RT/RREVs TO RRV. AEP hereby assigns to RRV all of its right, title, estate, claims, liens or other interests in or to the RT/RREV Prototype and RT/RREVs, including (but not limited to) its right as a “Joint Owner” and/or “Inventor” of the RT/RREV as enumerated in §7, and its right to recoup any Development Costs and/or to receive payment from RHINO of any Development Cost Amounts as enumerated in §2.11, and RRV hereby accepts the same.

13. DISPUTE RESOLUTION. Any disputes between the parties shall be resolved as follows:

13.1. Initial Mediation of Disputes. If any claim, controversy or dispute between all or any of the Parties and/or the Parties’ Affiliates and/or Related Persons (who are third party beneficiaries to the provisions of this §13) arising out of or relating to this Agreement (including any Exhibit hereto), the negotiation or performance of it, or the relationships, rights or duties created by it (whether arising in tort, contract, statute or otherwise - a “Dispute”) can not be resolved through negotiation, then the parties agree to try, in good faith, to settle the Dispute by non-binding mediation in Las Vegas, Nevada administered by the American Arbitration Association under its Commercial Mediation Rules, and the parties shall equally share the cost thereof; provided, however, that nothing in this subparagraph shall prevent any party from commencing any appropriate arbitration or legal action simultaneously with any such request for mediation; and provided, further, that no right to a prompt or speedy arbitration hearing, provisional remedy or trial shall be delayed or postponed because of any party’s ‘unavailability,’ unjustified delay or refusal to participate in such a mediation.

13.2. Arbitration of Disputes. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Subject to the provisions of the next subsection of this section, if any Dispute between the Parties and/or the Parties’ Affiliates and/or the Related Persons can not be resolved through non-binding mediation in accordance with the preceding subsection then it shall be settled by binding arbitration under Title 9 of the United States Code (the “Federal Arbitration Act” or “FAA”), which shall be administered by the American Arbitration Association (the “AAA”) under its then current Commercial Arbitration Rules (the “AAA Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrator(s) shall liberally construe the term “Dispute” so as to permit or allow the arbitration of any imaginable disputes between the Parties. In addition to any other exchange of information permitted by the Commercial Arbitration Rules, the Parties shall exchange a “Disclosure Statement” as required by Arizona Rule of Civil Procedure 26.1. The arbitrator(s), consistent with the purposes of arbitration to prevent or avoid unnecessary legal fees and costs of dispute resolution, shall permit or allow the Parties reasonable discovery (including depositions, interrogatories and/or requests to produce documents or inspect property) appropriate to the character, nature and extent of the Parties’ Dispute. The arbitrator(s) shall award to the prevailing Party, if any (as determined by the arbitrator(s)), all of its Costs and Fees. “Costs and Fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, AAA administrative and filing fees, travel expenses and hotel accommodations, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ and experts’ fees;

13.3. Certain Legal Actions and Lawsuits Permitted. The provisions of the immediately preceding subsection shall not prevent any of the following matters, claims, controversies or disputes from being commenced pending the outcome of any arbitration of the dispute required by this paragraph and/or prosecuted without arbitration (if applicable) in any court of competent jurisdiction:

13.3 (a) Any action to obtain any injunction relating to a Party’s Intellectual Property Rights, Trademarks and/or Confidential Information; provided, however, that such action shall be promptly stayed upon the issuance of any preliminary injunction concerning the subject matter of such an action so that an arbitration can proceed thereafter to determine the merits of the same. No such action in any court shall be construed as a waiver of the arbitration provisions of this §13, but (i) any arbitration claim for a determination of the merits of any such claims for any permanent injunctive or equitable relief concerning a Party’s Intellectual Property Rights, Trademarks and/or Confidential Information shall be governed by the expedited time deadlines for arbitration administration, the appointment of the arbitrator(s), the scheduling of the hearing and the rendering of an arbitration award (but excluding any such Rules relating to the compensation of the arbitrator(s)) imposed by the Expedited Procedures of the AAA Rules, (ii) the arbitrator(s) shall be (a) intellectual property and/or commercial attorney(s) and/or (a) retired judge(s) familiar with such matters and claims that are available to preside over the arbitration proceeding subject to such expedited time limitations and (iii) if necessary to promptly determine the issue a Party’s Intellectual Property Rights, Trademarks and/or Confidential Information rights, including any right to any permanent injunction, the arbitrator(s) shall bifurcate the hearing on the issue of a Party’s right to injunctive or equitable relief from any other, unrelated damages claims asserted in the arbitration proceeding and promptly determine such Party’s claims for injunctive or equitable relief (with all other claims for damages or otherwise to be determined in the time and manner required by the normal AAA Rules);

13.3 (b) Any action concerning any alleged patent or latent defect in any RT/RREV(s) where such action requires the joinder of a third person that is not a party to this Agreement for the full and fair adjudication of the claim and to avoid potentially disparate rulings on such claims in arbitration and/or court proceedings (e.g., a products liability action or one for bodily injury, property damage and/or personal injury brought by a third person) is NOT subject to arbitration hereunder unless all third persons agree to join in the arbitration provisions of this Agreement;

13.3 (c) Any matter that is within the jurisdictional limits of the Small Claims or Justice Courts of the State of Arizona is NOT subject to arbitration hereunder.

13.4. Jurisdiction & Venue. The jurisdiction and venue for any proceeding described in this §13 shall be as follows:

13.4 (a) Mediation. For any mediation proceeding arising out of §13.1, each Party (and each Party’s Affiliate and Related Person availing himself/herself/itself to the provisions of this §13 as a third party beneficiary hereunder) agrees that the sole and exclusive venue for mediation sessions and proceedings for Dispute resolution under this Agreement shall be in Las Vegas, Nevada, and all Parties consent to jurisdiction in that venue for purposes of any mediation proceeding to resolve (or attempt to resolve) any Disputes between them by mediation;

13.4 (b) Arbitration. For any arbitration proceeding arising out of §13.2, each Party (and each Party’s Affiliate and Related Person availing himself/herself/itself to the provisions of this §13 as a third party beneficiary hereunder) agrees that the sole and exclusive jurisdictions and venues for arbitration hearings and proceedings for Dispute resolution under §13.2 of this Agreement shall be divided by the arbitrator(s) equally between Henderson, Nevada and Phoenix, Arizona, so as to ‘split’ any inconvenience occasioned by the Parties in participating in any such arbitration proceedings, and all Parties (and their Affiliates and Related Persons availing themselves to the provisions of this §13 as a third party beneficiaries hereunder) consent to those exclusive jurisdictions and venues for purposes of resolving any Disputes between them; and

13.4 (c) Litigation. For lawsuits and legal actions arising out of and/or permitted under §13.3, each Party (and each Party’s Affiliate and Related Person availing himself/herself/itself to the provisions of this §13 as a third party beneficiary hereunder) agrees that the sole and exclusive jurisdiction and venue for lawsuits, legal actions and proceedings related thereto for Dispute resolution under this Agreement shall be in Phoenix, Arizona, and all Parties (and their Affiliates and Related Persons availing themselves to the provisions of this §13 as a third party beneficiaries hereunder) consent to that exclusive jurisdiction and venue for purposes of resolving any Disputes between them.

13.5. Waiver of Jury Trial. THE PARTIES (AND THEIR AFFILIATES AND RELATED PERSONS AVAILING THEMSELVES TO THE PROVISIONS OF THIS §13 AS A THIRD PARTY BENEFICIARIES HEREUNDER) HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING ANY DISPUTE ARISING OUT OF THIS AGREEMENT THAT IS SUBJECT TO THE ARBITRATION PROVISIONS HEREOF.

13.6. Limitation on Powers of Arbitrator(s) and Courts to Award Damages.

13.6 (a) No Authority to Award Certain Damages. The arbitrator(s) shall have no authority to (and shall not) award any of the following damages in any arbitration initiated under this section, nor shall any court render any judgment against any of the Parties for any:

(i) Punitive Damages;

(ii) Consequential and/or Special Damages; or

(iii) Other damages not measured by the prevailing Party’s actual damages, except as may be required or permitted by statute.

13.6 (b) Limit on Breach of Contract/Warranty Damages. In no event shall RHINO’s liability hereunder for any breach of its duty to manufacture, assemble, fabricate, sell, warrant and/or deliver any RT/RREV to RRV exceed the purchase price of any defective or non-conforming RT/RREV vehicle sold hereunder, together with related interest and Costs and Fees (as defined in §13.2). In no event shall RRV’s liability hereunder for any breach of its duty to purchase and pay for any RT/RREV delivered to (and accepted by) RRV from RHINO exceed the unpaid purchase price of any RT/RREV(s), together with related interest and Costs and Fees (as defined in §13.2).

13.6 (c) Limit on Interest Damages. Any monetary award in any arbitration or litigation initiated under this section shall include, if allowed by applicable law, preaward/pre-judgment interest at the rate of ten percent (10%) from the time of the act or acts giving rise to the award.

14. CONDITIONS PRECEDENT/SUBSEQUENT AFFECTING AGREEMENT.

14.1. Conditions Precedent in Favor of RRV. The effectiveness, existence and validity of this Agreement is contingent upon the satisfaction or waiver by December 14, 2007 (the “Contingency Date”) of each and every one of the following contingencies precedent in favor of RRV and AEP, all of which are for the benefit of, and may be waived by, RRV and AEP, and may be elsewhere herein referred to as “RRV’s and AEP’s Contingencies:”

14.1 (a) Financing Contingency. That RHINO shall have obtained, before the Contingency Date, a written commitment for a loan or letter of credit from a lender or lenders of its choice in the amount of at least Two Hundred and Fifty Thousand Dollars ($250,000) (the “RHINO Financing”), to be used solely for the provision of work, labor and materials for the manufacture, assembly, fabrication and shipment of the RT/RREVs, on such terms as RHINO and Redwood Consultants, L.L.C. shall agree in their sole and absolute discretion. This RHINO Financing shall remain in full force and effect during the Term of this Agreement. RHINO agrees to use commercially reasonable efforts to obtain such a loan commitment or letter of credit. On or before the Contingency Date, RHINO must deliver written notice to RRV indicating whether the contingency set forth in this subsection has been met, and provide RRV with the documentation effecting the same, which RRV shall treat as RHINO’s Confidential Information. If RRV fails to receive written notice sufficient to satisfy this condition precedent by the Contingency Date then this Agreement shall not become effective and shall be null and void ab initio. If this Financing Contingency is not met or waived by the Contingency Date, RRV may, but is not obligated to, waive this contingency, but such waiver shall only be deemed to have occurred if such waiver is received by RHINO in a writing signed by Michael Chamberlain, RRV’s manager.

14.1 (b) Insurance. RHINO shall provide evidence of renewals or “insurance binders” evidencing the existence by the Contingency Date of all of the forms and policies of insurance required by §3.7 (e), above;

14.1 (c) Production Plan. Akin to RRV’s Forecast, RHINO shall provide to RRV a written plan (“RHINO’s Production Plan”), which shall include detailed discussions of the following subjects and address the following issues (and any others RHINO deems appropriate) with sufficient particularity and detail (to be determined in RRV’s sole discretion) so as to assure RRV of RHINO’s ability to adequately and timely perform its obligations hereunder:

(i) Production Requirements and Processes needed to begin manufacture, assembly, fabrication and delivery of the RT/RREVs;

(ii) Quality Assurance Measures for the manufacture, assembly, fabrication and delivery of the RT/RREVs;

(iii) Unit costs for component items identified in the Exhibit A Specifications;

(iv) Cost Control Measures for the manufacture, assembly, fabrication and delivery of the RT/RREVs;

(v) Break-Even Analysis for the manufacture, assembly, fabrication and delivery of the RT/RREVs;

(vi) Identification of existing ‘Key Personnel’ to manage and oversee the manufacture, assembly, fabrication and delivery of the RT/RREVs, including the qualifications and responsibilities of management;

(vii) Identification of future ‘Key Personnel’ to be hired to manage and oversee the manufacture, assembly, fabrication and delivery of the RT/RREVs, including the qualifications and responsibilities of management;

(viii) Forecasted Capitalization of RHINO for the manufacture, assembly, fabrication and delivery of the RT/RREVs under the initial order and/or any Forecasts;

(ix) An itemization of the key risks facing RHINO in the performance of its duties under this Agreement, and contingency plans to deal with such risks if they arise, including risks presented by:

(A) Cost Overruns;

(B) Failure to Meet Production Deadlines;

(C) Problems with Labor, Suppliers, or Distributors;

(x) RHINO’s manufacturing plan for the RT/RREVs; and

(xi) RHINO’s delivery plan for the RT/RREVs.

14.2. Conditions Precedent in Favor of RHINO. The effectiveness, existence and validity of this Agreement is contingent upon the satisfaction or waiver by the Contingency Date of each and every one of the following contingencies precedent in favor of RHINO and ROI, all of which are for the benefit of, and may be waived by, RHINO and ROI, and may be elsewhere herein referred to as “RHINO’s and ROI’s Contingencies:”

14.2 (a) Financing Contingency. That RRV shall have obtained, before the Contingency Date, a written commitment for a loan or letter of credit from a lender or lenders of its choice in the amount of at least Two Hundred and Fifty Thousand Dollars ($250,000) (the “RRV Financing”), to be used solely for the payment of the purchase Price of the RT/RREVs accepted by it pursuant to any Purchase Order, on such terms as RRV shall agree to in its sole and absolute discretion. This RRV Financing shall remain in full force and effect during the Term of this Agreement. RRV agrees to use commercially reasonable efforts to obtain such a loan commitment or letter of credit. On or before the Contingency Date, RRV must deliver written notice to RRV indicating whether the contingency set forth in this subsection has been met, and provide RRV with the documentation effecting the same, which RRV shall treat as RRV’s Confidential Information. If RRV fails to receive written notice sufficient to satisfy this condition precedent by the Contingency Date then this Agreement shall not become effective and shall be null and void ab initio. If this

Financing Contingency is not met or waived by the Contingency Date, RHINO may, but is not obligated to, waive this contingency, but such waiver shall only be deemed to have occurred if such waiver is received by RRV in a writing signed by Walt Tatum, RHINO’s authorized agent.

14.2 (b) RRV shall have procured by the Contingency Date a policy or policies of insurance for the following:

(i) Product liability insurance (however designated) concerning any RT/RREVs sold by RRV as a dealer/distributor hereunder, in amounts to be approved by RRV in its sole discretion;

(ii) Workers’ Compensation and employer’s liability insurance covering all employees engaged in the performance of this agreement for claims arising under an applicable Workers’ Compensation and occupational disease acts;

(iii) Commercial general liability insurance protecting RRV against claims for bodily injury, personal injury and property damage. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000;

RHINO shall be named as an ‘Additional Insured’ on RRV’s products liability insurance and commercial general liability insurance if such status results in no significant increase in the premiums for the same. RRV shall provide RHINO with written evidence that all of the above insurances are in force before the Effective Date and/or any renewal of any Term. No such insurance policy shall be cancelable or subject to modification except after thirty (30) days’ prior written notice to RHINO. RRV shall, at least 10 days prior to the expiration of any such policies, furnish RHINO with evidence of renewals or “insurance binders” evidencing renewal thereof, or RHINO may order such insurance and charge the cost thereof to RRV, which amount shall be payable by RRV to RHINO upon demand. Such policies shall be for a term of at least one year, or the length of the remaining Term of this Agreement, whichever is less.

14.3. Conditions Subsequent in Favor of RRV. The effectiveness, existence and validity of this Agreement is contingent upon the nonoccurrence after the Effective Date of each and every one of the following contingencies subsequent in favor of RRV and AEP, all of which are for the benefit of, and may be waived by, RRV and AEP, but shall also (in addition to any other provisions of this Agreement relating to termination) permit or allow RRV and/or AEP to terminate this Agreement:

14.3 (a) RHINO Financing Lost. That RHINO shall not have lost its RHINO Financing or otherwise default in the terms, covenants and conditions of the same;

14.3 (b) RHINO Insurance Cancelled, Rescinded or Revoked. RHINO shall not have had any of the policies of insurance required by §3.7 (e), above, cancelled, rescinded or revoked; or

14.3 (c) Failure to Determine Mutually Acceptable Specifications. If RRV and RHINO have not mutually arrived at a mutually acceptable set of signed, Exhibit A Specifications by the Contingency Date.

14.4. Conditions Subsequent in Favor of RHINO. The effectiveness, existence and validity of this Agreement is contingent upon the nonoccurrence after the Effective Date of each and every one of the following contingencies subsequent in favor of RHINO and ROI, all of which are for the benefit of, and may be waived by, RHINO and ROI, but shall also (in addition to any other provisions of this Agreement relating to termination) permit or allow RHINO and/or ROI to terminate this Agreement:

14.4 (a) RRV Financing Lost. That RRV shall not have lost its RRV Financing or otherwise default in the terms, covenants and conditions of the same;

14.4 (b) RRV Insurance Cancelled, Rescinded or Revoked. RRV shall not have procured any of the policies of insurance required by §14.2 (b), above, or if any of the same have been cancelled, rescinded or revoked; or

14.4 (c) Failure to Determine Mutually Acceptable Specifications. If RRV and RHINO have not mutually arrived at a mutually acceptable set of signed, Exhibit A Specifications by the Contingency Date.

15. GENERAL PROVISIONS.

15.1. Incorporation of Recitals and Definitions. All of the Recitals and Definitions, including any representations or terms included therein, are incorporated into this Agreement as a part hereof.

15.2. Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction then such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

15.3. Interpretation. Each Party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any Party based upon any attribution to such Party as the source of the language in question. This contract will not be modified, supplemented, qualified, or interpreted by any prior course of dealing between the parties. This contract may not be modified, supplemented, qualified, or interpreted by any usage of trade

15.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Nevada, without regard to its conflict of law provisions.

15.5. Entire Agreement; Amendments; Conflicts. This Agreement constitutes and contains the entire agreement of the Parties, and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, written or oral, respecting the subject matter hereof.

15.6. Waiver and Amendment. No amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the Parties hereto. No waiver, forbearance of failure by any Party hereto of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party’s right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision. No waiver of any provision of this Agreement shall be effective unless and until made in writing and signed by the Party to be charged with having made such waiver. No modification or waiver may occur through performance only.

15.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.8. Exhibits and Schedules. All exhibits and schedules to which reference is made in this Agreement are deemed to be incorporated by reference into this Agreement, whether or not actually attached hereto.

15.9. No Assignment of Rights; No Delegation of Duties. The Parties’ obligations under this Agreement are unique and based upon the Parties’ respective expertise, knowledge, skill and/or industry contacts with respect to the RT/RREVs and/or their possible market with various Governmental Agencies. Therefore, each of the Parties agrees that it will neither assign its rights nor delegate its duties under this Agreement without the prior written consent of the other Parties, which may be withheld in the sole and absolute discretion of any of those Parties. This prohibition of assignment and delegation extends to all assignments and delegations that may lawfully be prohibited by Agreement. Any attempted assignment or delegation without the prior, express written consent of the other Parties will be void.

15.10. Further Documents and Assurances; Cooperation. Each Party hereto shall cooperate with the other Party hereto and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement. The Parties shall each, diligently and in good faith, undertake all actions and procedures reasonably required to further and effect the purposes and existence of this Agreement. The Parties agree to provide all further information, and to execute and deliver all further documents, reasonably required by any Party, Governmental Agency or governmental authority, lender or other third person whose cooperation or assistance is needed by any Party to perform its respective obligations hereunder.

15.11. Force Majeure. Either Party shall be temporarily excused from performance under this Agreement If any force majeure, including but not limited to disaster, fire, war, civil commotion, strike, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of such Party should have happened and made it impossible for such Party to perform its obligations under this Agreement; provided, however, that such Party shall give contemporaneous written notice to all other Parties promptly upon the occurrence of any such force majeure. Under such circumstances, performance under this Agreement that relates to the delay shall be suspended for the duration of the delay, provided that the Party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of such event have been alleviated provided that no such event shall relieve RRV from any of its payment obligations hereunder. In case of any such suspension, the Parties shall use their best efforts to overcome the cause and effect of such suspension, but in no event shall either Party be required to settle any litigation, strike, lockout or other labor difficulty contrary to its best interests in its sole discretion.

15.12. Notice.

15.12 (a) Whenever any Party herein shall desire to give or serve any notice, demand, request, approval, disapproval or other communication, each such communication shall be in writing and shall be delivered personally, by messenger or by mail, postage prepaid, or by e-mail or facsimile transmission, to the address set forth next to the Parties’ respective signatures in this Agreement. Copies of all notices shall be sent to the Parties’ legal counsel designated below the signatures to this Agreement.

15.12 (b) Service of any such communication shall be deemed made on the date of actual receipt if personally delivered. Any such communication sent by regular mail shall be deemed given 48 hours after the same is mailed. Communications sent by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed delivered 24 hours after delivery of the same to the Postal Service or courier. Communications transmitted by e-mail or facsimile transmission shall be deemed delivered upon electronic or telephonic confirmation of receipt (confirmation report from e-mail software or fax machine is sufficient), provided a copy is also delivered via delivery or mail. If such communication is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

15.12 (c) Any Party hereto may from time to time, by notice in writing, designate a different address to which, or a different person or additional persons to whom, all communications are thereafter to be made.

15.13. Time of Essence. Time is of the essence of this Agreement and each and every Purchase Order made or given incident to it; provided, however, that if the date upon which any performance by any Party is due under this Agreement is or ends on a Saturday, Sunday or federal, state or legal holiday, then such date shall automatically be extended until 5:00 p.m. Mountain Standard Time of the next day that is not a Saturday, Sunday or federal, state or legal holiday.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the dates below their respective signatures, effective as of the Effective Date. (This Agreement shall not become binding upon the Parties until it has been signed by an authorized representative of the Parties.)

RHINO OFF-ROAD INDUSTRIES, INC., a Nevada corporation,	RAPID RESPONSE VEHICLES, L.L.C., an Arizona limited liability company,
By: /s/ HOWARD PEARL	By: /s/ MICHAEL CHAMBERLAIN
Howard Pearl, President	Michael Chamberlain, Manager
Address: Rhino Off-Road Industries, Inc. 1191 Center Point Dr., Unit D Henderson, NV 89074	Address: Rapid Response Vehicles, L.L.C. 4120 East Winslow Phoenix, AZ 85040
Phone: (702) 558-4100	Phone: 602-453-9111
Fax: (702) 558-8266	Fax: 602-453-3743
Email: hpearl@rhinobrands.com or Howard.pearl@gmail.com	Email: mikec@gotcops.com
Web Address: www.rhinobrands.com	Web Address: None Presently
(Referred to herein as “RHINO”)	(Referred to herein as “RRV”)

RHINO OUTDOOR INTERNATIONAL, INC., a Nevada corporation,	ARIZONA EMERGENCY PRODUCTS, INC., an Arizona corporation,
By: /s/ HOWARD PEARL	By: /s/ MICHAEL CHAMBERLAIN
Howard Pearl, President	Michael Chamberlain, President
Address: Rhino Off-Road Industries, Inc. 1191 Center Point Dr., Unit D Henderson, NV 89074	Address: Arizona Emergency Products, Inc. 4120 East Winslow Phoenix, AZ 85040
Phone: (702) 558-4100	Phone: 602-453-9111
Fax: (702) 558-8266	Fax: 602-453-3743
Email: hpearl@rhinobrands.com	Email: mikec@gotcops.com
Web Address: www.rhinobrands.com	Web www.arizonaemergencyproducts.com
(Referred to herein as “ROI”)	(herein referred to as “AEP”)

Copies of all Notices to the above Parties shall also be sent to:

Robert C. Laskowski, Esq. Attorney at Law 520 SW Yamhill, Suite 600 Portland, OR 97204-1329 Tel: (503) 241-0780 Fax: (503) 227-2980 E-mail: roblaw@hevanet.com Counsel for RHINO and ROI
Mark E. Lassiter, Esq.
The Lassiter Law Firm, P.L.C.
Heritage Court Building
207 North Gilbert Road, Suite 001-K
Gilbert, AZ 85234
Tel: 480-218-4455
Fax: 480-718-8484
E-mail: mlassiter@lassiterlawfirm.com
Counsel for AEP and RRV